UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*

                             STIMSONITE CORPORATION
        -----------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
        -----------------------------------------------------------------
                         (Title of Class of Securities)

                                    860832104
                              --------------------
                                 (CUSIP Number)

                                December 31, 1999
        ----------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      / X / Rule 13d-1(b)
      /   / Rule 13d-1(c)
      /   / Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of the section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G/A
                               CUSIP NO. 860832104

1.    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      Quaker Capital Management Corporation
      ---------------------------------------------------------------

2.    Check the Appropriate Box if a Member of a Group
      (a)
            -----
      (b)     X
            -----

3.    SEC Use Only
                     ------------------------------------------------

4.    Citizenship or Place of Organization            Pennsylvania
                                                      ---------------

  Number of       5.    Sole Voting Power                  0
    Shares                                            ---------------
 Beneficially     6.    Shared Voting Power                0
   Owned by                                           ---------------
Each Reporting    7.    Sole Dispositive Power             0
    Person                                            ---------------
     With:        8.    Shared Dispositive Power           0
                                                      ---------------

9.    Aggregate Amount Beneficially Owned by Each Reporting Person

           0
      -------

10.   Check if the Aggregate Amount in Row (9) Excludes Certain
      Shares
              --------


11.   Percent of Class Represented by Amount in Row (9)       0.00%
                                                             --------

12.   Type of Reporting Person                                  IA
                                                          -----------




                               Page 2 of 6 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 860832104

Item 1.

      (a)   Name of Issuer

            Stimsonite Corporation
            -------------------------------------------------------

      (b)   Address of Issuer's Principal Executive Offices

            6565 West Howard Street, Niles, Illinois 60714-3373
            -------------------------------------------------------
Item 2.

      (a)   Name of Persons Filing

            Quaker Capital Management Corporation
            -------------------------------------------------------

      (b)   Address of Principal Business Office or, if none,
            Residence

            401 Wood Street, Suite 1300, Pittsburgh, PA  15222
            -------------------------------------------------------

      (c)   Citizenship

            Pennsylvania, USA
            -------------------------------------------------------

      (d)   Title of Class of Securities

            Common Stock
            -------------------------------------------------------

      (e)   CUSIP Number

            860832104
            -------------------------------------------------------



                               Page 3 of 6 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 860832104


Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d -2(b) or (c), check whether the person filing is a:

   (a)   /   /   Broker of dealer registered under section 15 of the Act;

   (b)   /   /   Bank as defined in section 3(a)(6) of the Act;

   (c)   /   /   Insurance company as defined in section 3(a)(19) of the Act;

   (d)   /   /   Investment company registered under section 8 of the Investment
                 Company Act of 1940;

   (e)   / X /   An investment adviser in accordance with ss.240.13d-1(b)(l)(ii)
                 (E);

   (f)   /   /   An  employee  benefit plan or endowment fund in accordance with
                 ss.240.13d-1(b)(1)(ii)(F);

   (g)   /   /   A  parent  holding company or control person in accordance with
                 ss.240.13d-1(b)(1)(ii)(G);

   (h)   /   /   A savings association as defined in Section 3(b) of the Federal
                 Deposit Insurance Act;

   (i)   /   /   A  church  plan  that  is excluded  from the  definition of  an investment  company  under section  3(c)(14) of the  Investment
                 Company Act of 1940;

   (j)   /   /   Group, in accordance with ss.240.13d-1((b)(l)(ii)(J)

Item 4.     Ownership.

            See Sections 5-9 and 11 of the cover page.

Item 5.     Ownership of Five Percent or Less of a Class

            If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: X
                                                                  ------

Item 6.     Ownership of More than Five Percent on Behalf of Another Person

            Not applicable.



                               Page 4 of 6 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 860832104


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

            Not applicable.

Item 8.     Identification and Classification of Members of the Group

            Not applicable.

Item 9.     Notice of Dissolution of Group

            Not applicable.

Item 10.    Certification

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.





                               Page 5 of 6 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 860832104


                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    QUAKER CAPITAL MANAGEMENT CORPORATION


                                    February 14, 2000
                                    -------------------------------------
                                              Date


                                    /s/ Mark G. Schoeppner
                                    -------------------------------------
                                              Signature


                                    Mark G. Schoeppner, President
                                    -------------------------------------
                                              Name/Title




                               Page 6 of 6 Pages